SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): November 13, 2012
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RESEARCH FRONTIERS INCORPORATED
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE	1-9399	11-2103466
(STATE OR OTHER JURISDICTION	(COMMISSION FILE NUMBER)	(IRS EMPLOYER
OF INCORPORATION)		IDENTIFICATION NO.)

240 CROSSWAYS PARK DRIVE
WOODBURY, NEW YORK 11797-2033
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES AND ZIP CODE)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (516) 364-1902

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

Research Frontiers licensee Vision Systems has announced that its SPD-Smart Nuance window, equipped with a light sensor for automated control, has been named Category Winner for interior equipment, furnishing, materials and electrical fittings used in cabins in the 2012 DAME (Design Award METS) competition.

According to the METS news release, “The Jury felt that Nuance is major innovation that will benefit designers and owners greatly - with comparatively little increase in cost.”

DAME is considered the world’s most prestigious design competition for new marine equipment and accessories and is held as part of the 2012 Marine Equipment Trade Show (METS) being held from November 13-15, 2012 in Amsterdam, The Netherlands.

Vision Systems SPD-Smart products are also being featured at the 2012 Marine Equipment Trade Show (METS). Vision Systems will exhibit (Stand #N10.619) its SPD-Smart Nuance and Noctis products at METS. In addition, Viraver Technology S.r.l., Vision Systems’ strategic partner for the marine market, will showcase Vision Systems’ SPD-Smart Nuance window in its yacht glass mock-up (Stand #N10.702). Visitors to Viraver’s mock-up can control the Nuance window using Vision Systems’ VisiSmart application for smart phones and other personal electronic devices. In addition, as winner of the DAME award, Vision Systems’ Nuance window will be on display in the special DAME presentation area located in the RAI Elicium at METS.

Vision Systems’ SPD-Smart Nuance and Noctis windows offer exciting engineering and design opportunities. Available in virtually any shape and in 2D and 3D curves, these space-saving products can adapt instantly to changing environmental conditions and user preferences. As a laminated glazing, they are inherently strong and minimize cabin noise levels when compared to conventional glazings. These dimmable windows offer instant and precise light-control at all levels to provide marine OEMs and operators with a solar protection solution that enhances comfort and improves fuel efficiency. It also eliminates the needs for shades or blinds since Vision Systems' SPD-Smart Noctis product line offers enhanced blackout solar protection and complete privacy. For additional aesthetics, Vision Systems offers the Comfort Shade, a motorized pleated textile shade that comes in many colors and fabrics or can be combined with Nuance. They can be operated through a centralized cabin management system, a laptop, tablet or smartphone application. Two production yachts with SPD-SmartGlass debuted at the recent Fort Lauderdale Boat Show in Orlando, Florida.

“We are honored that our SPD-Smart Nuance window was selected as a Category Winner from an overall set of 115 entrants in this demanding competition,” commented Carl Putman, CEO of Vision Systems. “Our company’s progress in the business aircraft segment has inspired us to adapt shading, entertainment and security solutions for the marine market. The advanced light-control capabilities provided by our Nuance and Noctis products are especially beneficial for yachts and other boats because the operating conditions are so extreme. We encourage visitors to METS to experience the benefits of our award-winning SPD-Smart products for the marine market by visiting the Vision Systems and Viraver Technology booths.”

METS is the world's largest exhibition of equipment, materials and systems for the international marine leisure industry. Celebrating its 25th year, METS 2012 is expected to attract more than 13,000 visitors from around the world. More information is available from the event website.

About Research Frontiers Inc.

Research Frontiers Inc. (Nasdaq: REFR) has invested over $86 million to develop SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of 39 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, aircraft and boats. Research Frontiers holds approximately 300 patents on SPD-Smart technology worldwide.

Details are noted in the press release attached as an exhibit to this report. This press release is also available on the Company's website at www.SmartGlass.com and at various other places on the internet.

This report and the press releases referred to herein may include statements that may constitute "forward-looking" statements as referenced in the Private Securities Litigation Reform Act of 1995. Those statements usually contain words such as "believe", "estimate", "project", "intend", "expect", or similar expressions. Any forward-looking statements are made by the Company in good faith, pursuant to the safe-harbor provisions of the Act. These forward-looking statements reflect management's current views and projections regarding economic conditions, industry environments and Company performance. Factors, which could significantly change results, include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company's financial condition and several business factors. Additional information regarding these and other factors may be included in the Company's quarterly 10-Q and 10K filings and other public documents, copies of which are available from the Company on request. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this report.

The information in this Form 8-K or the press release reproduced herein shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

99.1	Research Frontiers Press Release dated November 13, 2012.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESEARCH FRONTIERS INCORPORATED

/s/ Joseph M. Harary
By: Joseph M. Harary
Title: President and CEO

Dated: November 13, 2012